FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NO. 333-172863 AND 333-172863-01
DECEMBER 6, 2011
CFCRE Commercial Mortgage Securities Trust 2011-C2
$774MM FIXED-RATE CMBS NEW ISSUE
* Looking to Price Publics Today
Joint Bookrunners & Co-Lead Managers: Cantor Fitzgerald & Co., Barclays Capital and Deutsche Bank Securities
Co-Managers: CastleOak Securities, Nomura Securities International
Rating Agencies: Fitch, Moody’s
PUBLIC CERTIFICATES

Class	F/M	Size ($MM)	WAL (Yrs)	LAUNCH	STATUS
A-1	AAA(sf)/Aaa(sf)	$52.3	2.42	+80	SUBJ
A-2	AAA(sf)/Aaa(sf)	$341.4	4.81	+145	SUBJ
A-3	AAA(sf)/Aaa(sf)	$34.1	7.30	+175	SUBJ
A-4	AAA(sf)/Aaa(sf)	$114.0	9.49	+150	SUBJ
The depositor has filed a registration statement (including the prospectus) with the SEC (SEC File No. 333-172863) for the offering to which this communication relates. Before you invest, you should read the base prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send to you the prospectus if you request it by calling toll-free 1-877-443-0083 or by email to ccreprospectus@cantor.com.
This announcement (which includes the attached files) shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities referenced in this announcement in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful, prior to registration or qualification under the securities laws of any such state or other jurisdiction.
The distribution of materials relating to the offering, and the transactions contemplated by the offering, may be restricted by law in certain jurisdictions. If materials relating to the offering come into your possession, you are required by the Issuer to inform yourself of and to observe all of these restrictions. The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the offering be made by a licensed broker or dealer and any of the underwriters, placement agents or initial purchasers, or any affiliate of the underwriters, placement agents or initial purchasers, is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by such of the underwriters, placement agents or initial purchasers, or affiliate, on behalf of the Issuer in that jurisdiction.
THIS ANNOUNCEMENT IS NOT TO BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND IS NOT TO BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY FURTHER FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS ANNOUNCEMENT IN WHOLE OR IN PART IS UNAUTHORIZED. FAILURE TO COMPLY WITH THIS DIRECTIVE MAY RESULT IN A VIOLATION OF THE SECURITIES ACT OR OTHER APPLICABLE SECURITIES LAWS OR REGULATIONS.

Any offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of its acceptance. An indication of interest in response to this announcement will involve no obligation or commitment of any kind.
You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW THIS SENTENCE ARE NOT APPLICABLE TO THIS MESSAGE AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THIS MESSAGE HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.
Prepared by Sales/Trading staff of Cantor Fitzgerald & Co. (“Cantor”) and is for information purposes only. Prices provided on customer inventories for which no specific transaction is being negotiated are indicative and not executable. Not an offer, solicitation or confirmation of terms. Information provided is believed reliable, but Cantor does not warrant its accuracy. Cantor may have positions in financial instruments mentioned, may have acquired such positions at prices no longer available, and may have interests different or adverse to your interests. No liability is accepted by Cantor for any loss that may arise from any use of the information contained herein or derived here from.